Exhibit 10.211

THIS SIXTH AMENDMENT, dated as of August 26, 2025 (this “Amendment”), to that certain Amended and Restated Agreement and Plan of Merger dated as of July 12, 2024 (the “Restated Merger Agreement”), which Restated Merger Agreement amended and restated in its entirety that certain Agreement and Plan of Merger dated December 11, 2023, is entered into by and among Aditxt, Inc., a Delaware corporation (“Parent”), Adifem, Inc., a Delaware corporation (“Merger Sub”) and Evofem Biosciences, Inc., a Delaware corporation (the “Company”, and, together with Parent and Merger Sub, the “Parties” and each, a “Party”). The Restated Merger Agreement was also previously amended by that certain First Amendment to the Restated Merger Agreement by and among the Parties dated as of August 16, 2024, that certain Second Amendment to the Restated Merger Agreement by and among the Parties dated as of September 6, 2024, that certain Third Amendment to the Restated Merger Agreement by and among the Parties dated as of October 2, 2024, that certain Fourth Amendment by and among the Parties dated as of November 19, 2024, and that certain Fifth Amendment by and among the Parties dated as of March 22, 2025 (the Restated Merger Agreement, as amended thereby and by this Amendment, the “Merger Agreement”). All defined terms used herein that are not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

WHEREAS, Parent, Merger Sub and the Company mutually desire to amend the Merger Agreement as provided below.

NOW, THEREFORE, in further consideration of the promises contained herein and the mutual obligations of the Parties, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article 1. Amendments.

Section 1.1. Change to Section 3.1(b)(ii) of the Merger Agreement. Section 3.1(b)(ii) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“(ii) Subject to the other provisions of this Article III, each share of the Company’s Series E-1 Preferred Stock and the Company’s Series G-1 Preferred Stock issued and outstanding immediately prior to the Effective Time (excluding any Cancelled Shares and Dissenting Shares) (collectively the “Unconverted Company Preferred Stock”) shall automatically be converted into the right to receive from Parent, (the “Preferred Merger Consideration” and, together with the Common Merger Consideration the “Merger Consideration”) one share of Parent Preferred Stock having substantially the rights, powers and preferences set forth in the form Certificate of Designation attached hereto as Exhibit C (“Exchanged Parent Preferred Stock”). As used in this Agreement, “Preferred Exchange Ratio” is one to one for all shares of Unconverted Company Preferred Stock. The Common Exchange Ratio and Preferred Exchange Ratio are, together, the “Exchange Ratios.”

Section 1.2. Change to Section 6.23 of the Merger Agreement. Section 6.23 of the Merger Agreement is hereby amended and restated in its entirety as follows:

“Prior to Closing, the Company shall assist the Parent in obtaining the agreement (the “Exchange Agreements”) of the Company Convertible Noteholders to exchange such Company Convertible Notes and purchase rights they hold for an aggregate (for all Company Convertible Note Holders) of not more than 89,021 shares of Parent Preferred Stock on terms acceptable to Parent in its reasonable discretion.”

Section 1.3. Change to Section 7.2(j) of the Merger Agreement. Section 7.2(j) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“Dissenting Shares. There shall be no more than 5,932,818 Dissenting Shares that are Company Common Stock or 202 Dissenting Shares that are Company Preferred Stock.”

Section 1.4. New Section 7.2(k) of the Merger Agreement. A new Section 7.2(k) is hereby added as follows:

“E-1 Waiver. Parent shall have received from each holder of the Company’s E-1 Convertible Preferred Stock a waiver, in a form reasonably satisfactory to Parent, with respect to each of the following provisions of the Certificate of Designations with respect thereto: the last sentence of Section 2, the entirety of Section 6, and any price adjustment provisions that may be triggered under Section 8(a)(ii), Section 12(c) and Section 12(d).”

Section 1.5. Change to Definition. The definition of the term “Company Preferred Stock” is hereby amended and restated in its entirety as follows:

““Company Preferred Stock” means the Company’s Series E-1 Convertible Preferred Stock, the F-1 Preferred Stock and the Company’s Series G-1 Convertible Preferred Stock.”

Section 1.6. Change to Definition. The definition of the term “Company Shareholder Approval” is hereby amended and restated in its entirety as follows:

““Company Shareholder Approval” means the approval of the Agreement and the Transactions, including the Merger, at the Company Shareholders Meeting in accordance with the DGCL and the Organizational Documents of the Company by the affirmative vote of at least a majority of (i) the outstanding shares of Company Common Stock (including all Company Preferred Stock on the basis and to the extent it is permitted to so vote) entitled to vote thereon and (ii) each series of the Unconverted Company Preferred Stock.”

Section 1.7. Change to Exhibit C. Exhibit C to the Merger Agreement, “Certificate of Designation for Exchanged Parent Preferred Stock,” is hereby amended and restated in its entirety as set forth on Exhibit C to this Amendment.

Article 2. Miscellaneous.

Section 2.1 Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

Section 2.2 Ratifications. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Merger Agreement and, except as expressly modified and superseded by this Amendment, the terms and provisions of the Merger Agreement are ratified and confirmed and shall continue in full force and effect. The Parties agree that the Merger Agreement shall continue to be legal, valid, binding and enforceable in accordance with its terms.

Section 2.3 Entire Agreement. This Amendment, the Merger Agreement and such other agreements, documents and instruments referred to in Section 9.6(b) of the Merger Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

Section 2.4 Miscellaneous. The terms and provisions of Article IX of the Merger Agreement (other than Section 9.6(b), which Section 2.3 of this Amendment above replaces for purposes of this Amendment) are incorporated herein by reference as if set forth herein and shall apply mutatis mutandis to this Amendment.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first set forth above.

Aditxt, Inc.

By:	/s/Amro Albanna
Name:	Amro Albanna
Title:	CEO

Adifem, Inc.

By:	/s/Amro Albanna
Name:	Amro Albanna
Title:	CEO

Evofem Biosciences, Inc.

By:	/s/Saundra Pelletier
Name:	Saundra Pelletier
Title:	CEO

Exhibit C

Certificate of Designation for Exchanged Parent Preferred Stock